Exhibit 99.1

Synergy Pharmaceuticals Presents Long-Term Data for Plecanatide in Chronic Idiopathic Constipation at the American College of Gastroenterology (ACG) Annual Scientific Meeting

NEW YORK — OCTOBER 17, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ:SGYP) today presented new long-term safety data of plecanatide, its investigational, orally-administered compound currently being evaluated by the U.S. Food and Drug Administration (FDA) for the treatment of chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). These data, which were presented at the American College of Gastroenterology (ACG) annual scientific meeting, showed that plecanatide was associated with low adverse events and low discontinuation rates in patients with CIC who received plecanatide (3 mg or 6 mg) once-daily for up to 72 weeks.

Plecanatide is the first investigational therapy designed to replicate the activity of uroguanylin, a naturally occurring human gastrointestinal (GI) peptide, by working locally in the proximal small intestine to stimulate digestive fluid movement and support regular bowel function.

In this long-term study, which evaluated 2,370 patients, the most common adverse events in both dose groups were diarrhea (7.1%) and urinary tract infection (2.2%). The remainder of adverse events occurred in less than 2% of patients treated with plecanatide. Adverse events leading to discontinuation occurred in 5.3% of patients treated with plecanatide, with discontinuation due to diarrhea occurring in 3.1% of patients. In addition, this study asked patients about level of treatment satisfaction and desire to continue treatment. The median score for treatment satisfaction was 4.0 (4=quite satisfied) and for continuation of treatment was 4.0 (4=quite likely).

“Chronic idiopathic constipation is a complex and often debilitating condition, and there remains an unmet need for new, effective therapies for the millions of Americans who may not have found a treatment option with which they are satisfied,” said Satish S.C. Rao, M.D., PhD, Professor of Medicine, Division Chief Fellowship Program Director and Director, Digestive Health Center at Augusta University. “The data presented today at ACG provide additional information regarding the Phase 3 efficacy and safety clinical trials and support the long-term safety of plecanatide, reinforcing the potential of plecanatide as a new treatment option for this condition.”

Synergy also presented plecanatide data from an integrated efficacy and safety analysis which are consistent with findings of two previously presented double-blind, placebo-controlled Phase 3 trials that evaluated more than 2,600 patients with CIC over a 12-week treatment period. These additional analyses confirmed a significantly greater response rate of durable overall complete spontaneous bowel movements (CSBM) — a primary endpoint defined by the FDA for regulatory approval in CIC—in each of the two plecanatide dose groups (3 mg, 20.5%; 6 mg, 19.8%) when compared to the placebo group (11.5%, p<0.001 for both doses). These significant increases in CSBMs with both plecanatide dose groups were seen as early as the first week and maintained through the treatment period compared with placebo. Results at 12 weeks also found:

•                  Secondary endpoints (stool consistency, straining and bloating) were significantly improved compared to placebo.

•                  Adverse event rates were similar across plecanatide-treatment groups and placebo (30.6% in 3 mg and 31.1% in 6 mg dose groups compared to 28.7% in placebo), Diarrhea was the most common adverse event (4.6% in 3 mg and 5.1% in 6 mg compared to 1.3% in placebo).

•                  Discontinuation rates were low across all treatment groups (3 mg, 4.1%; 6 mg, 4.5%; and placebo, 2.2%).

“Synergy has pioneered a different way to think about constipation, which is reflected in our approach to plecanatide,” said Patrick H. Griffin, MD, FACP, Executive Vice President and Chief Medical Officer of Synergy Pharmaceuticals. “We are excited to bring these new data to gastroenterologists at ACG. We are committed to developing and bringing to market novel therapies that offer the potential to significantly improve the lives of patients living with CIC and other GI conditions.”

The Prescription Drug User Fee Act (PDUFA) target action date for plecanatide in CIC is January 29, 2017.

In addition, Synergy has already completed patient recruitment for the two double-blind, placebo-controlled Phase 3 clinical trials with plecanatide in IBS-C and remains on-track to report top-line data from both trials in the fourth quarter of this year. Pending approval in the CIC indication, Synergy plans to file a New Drug Application Supplement with Clinical Data (sNDA) for plecanatide in IBS-C in the first quarter of 2017 and expects a 10-month review period from submission.

About Chronic Idiopathic Constipation (CIC)

CIC affects 14 percent of the population in North America, disproportionately affecting women and older adults. People with CIC have persistent symptoms of difficult and infrequent bowel movements. CIC can severely impact people’s daily lives, increasing stress levels and anxiety.

About Plecanatide

Plecanatide is a peptide made up of 16 amino acids and, with the exception of a single amino acid substitution, it is identical to uroguanylin. Plecanatide is the first investigational drug designed to replicate the function of uroguanylin, a naturally occurring and endogenous human GI peptide which acts in a pH-dependent manner targeting GC-C receptors primarily in the proximal small intestine. Plecanatide stimulates fluid secretion and promotes stool consistency necessary to support normal bowel function.

About Synergy Pharmaceuticals

Synergy is a biopharmaceutical company focused on the development and commercialization of novel GI therapies. The company has pioneered discovery, research and development efforts around uroguanylin analogs for the treatment of functional GI disorders and inflammatory bowel disease. Synergy’s proprietary uroguanylin analog technology platform includes two lead product candidates — plecanatide and dolcanatide. For more information, please visit www.synergypharma.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Company Contact:

Gem Hopkins
VP, Investor Relations and Corporate Communications
212-584-7610
ghopkins@synergypharma.com